As filed with the Securities and Exchange Commission on April 25 , 2007

File No. 333-137829

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAPSOURCE FINANCIAL, INC.
(Name of small business issuer in its charter)

Colorado	7350	84-1334453

(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

(Address and telephone number of registrant’s
principal executive offices and principal place
of business)
Fred Boethling, President
2305 Canyon Boulevard, Suite 103
Boulder, Colorado 80302
(303) 245-0515

(Address and telephone number of registrant’s Agent for Service) Steven Reichert, Vice President, General Counsel 1729 Donegal Drive Woodbury, Minnesota 55125 (651) 578-1757

Copies of communications to:
DAVID B. DEAN
Rider Bennett LLP
33 South Sixth Street, Suite 4900
Minneapolis, MN 55402
(612) 340-8916
Approximate Date of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

          If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed maximum offering Price Per Share	Proposed maximum aggregate offering Price	Amount of registration fee
Common Stock, $.01 par value per share	8,617,267 (2)	$2.25(6)	$19,388,850	$2,074.61
Common Stock, $.01 par value per share	7,929,664 (3)	$.90 (7)	$7,136,698	$764.63

Common Stock, $.01 par value per share	575,000 (4)	$.48 (7)	$276,000	$29.53
Common Stock, $.01 par value per share	575,000 (4)	$1.08 (7)	$621,000	$66.45
Common Stock, $.01 par value per share	75,000(3)	$1.30(7)	$97,500	$10.43
Common Stock, $.01 par value per share	200,000(3)	$1.75(7)	$350,000	$37.45
Common Stock, $.01 par value per share	87,500(3)	$.80(7)	$70,000	$7.49
Common Stock, $.01 par value per share	75,000(3)	$.70(7)	$52,500	$5.62
Common Stock, $.01 par value per share	34,834(5)	$2.45(7)	$85,343	$9.13
Total Registration Fee	18,169,265		$28,077,891	$3,005.34

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 8,570,124 outstanding shares of our common stock held by our selling stockholders, and the right to receive 47,143 shares as compensation by one member of management.

(3)	Represents the number of shares of our common stock issuable upon exercise of certain warrants held by our selling stockholders.

(4)	Represents the number of shares of our common stock issuable upon exercise of certain warrants held by our placement agent.

(5)	Represents the number of shares of our common stock issuable upon exercise of certain warrants held by our underwriter in our initial public offering.

(6)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee calculated pursuant to Rule 457(c).

(7)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee calculated pursuant to Rule 457(g) based on the stated exercise price.

          The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:
          The consent of the auditors for Prime Time Equipment was inadvertently omitted as an exhibit to the Company’s SB-2 Amendment No. 2 and is herewith being filed.

i

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

Section 7-109-103 of the Colorado Business Corporation Act provides that, unless limited by a corporation’s articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by him or her in connection with the proceeding. Section 7-109-108 of the Colorado Business Corporation Act permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under Colorado law.

Article IX of our Bylaws provides that we are authorized to indemnify its directors, officers, employees or agents to the fullest extent permitted by Colorado law.

Item 25.   Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by us, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock offered hereby:

SEC registration fee	$3,005.34
Legal fees and expenses	60,000.00
Accounting fees and expenses	30,000.00
Blue Sky fees and expenses	2,000.00
Printing expenses	2,500.00
Transfer agent fees and expenses	350.00
Miscellaneous	2,144.66

TOTAL	$100,000.00

Each amount set forth above is estimated, except for SEC registration fee.

Item 26.   Recent Sales of Unregistered Securities.

During the past three years, we have sold the following securities pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”):

1.	In October 2003, CapSource issued 1,461,680 shares of common stock to Randolph M. Pentel in connection with the conversion of notes in the amount of $2,064,133 made by Randolph M. Pentel.
2.	In October 2003, CapSource issued 42,971 shares of common stock to Steven E. Reichert in exchange for accrued compensation valued at $75,200.
3.	In October 2003, CapSource issued 60,971 shares of common stock to Fred C. Boethling in exchange for accrued compensation valued at $106,700.
4.	In March 2004, CapSource issued 35,000 shares of common stock to CEOcast, Inc. in exchange for services valued at $61,250.
5.	On June 29, 2004, CapSource issued 45,455 shares of common stock for the exercise of warrants to buy the stock at $1.10 per share. The shares were valued at $50,000.
6.	In February 2005, CapSource issued 1,375,000 shares of common stock to Randolph M. Pentel in connection with the conversion of notes in the amount of $1,100,000 made by Randolph M. Pentel.
7.	In December 2005, CapSource issued 1,142,857 shares of common stock to Randolph M. Pentel in connection with the conversion of notes in the amount of $800,000 made by Randolph M. Pentel.
8.	On May 1, 2006, CapSource issued 2,179,664 shares of common stock to Randolph M. Pentel in connection with the conversion of notes in the amount of $871,866 made by Randolph M. Pentel.

9.

On May 1, 2006, CapSource sold 2,500,000 shares of its common stock to Whitebox Intermarket Partners L.P. at $.40 per share, together with warrants to purchase another 2,500,000 shares of common stock having an exercise price of $.90 per share in connection with a private placement of its securities. The Purchase Agreement also granted Whitebox Intermarket Partners L.P. the right to purchase an additional 375,000 shares of our common stock at $.40 per share for $150,000 for 180 days after the effective date of the Purchase Agreements (the “Greenshoe Shares”), and if this right to purchase was exercised the number of shares covered by the warrants would also increase by 375,000.

10.

On May 1, 2006, CapSource sold 2,500,000 shares of its common stock to Pandora Select Partners L.P. at $.40 per share, together with warrants to purchase another 2,500,000 shares of common stock having an exercise price of $.90 per share in connection with a private placement of its securities. The Purchase Agreement also granted Pandora Select Partners L.P. the right to purchase an additional 375,000 shares of our common stock at $.40 per share for $150,000 for 180 days after the effective date of the Purchase Agreements (the “Greenshoe Shares”), and if this right to purchase was exercised the number of shares covered by the warrants would also increase by 375,000.

11.

On May 1, 2006, for its services as placement agent, Keane Securities Inc. received a warrant (the “Placement Agent Warrant”) to purchase 500,000 shares of our common stock at an exercise price of $.48 per share (the “Placement Agent Warrant Shares”) together with another warrant (the “Sub-Warrant”) to purchase up to another 500,000 shares of common stock at an exercise price of $1.08 per share (the “Sub- Warrant Shares”) on the basis of a warrant to purchase one Sub-Warrant Share for each Warrant Share purchased through the exercise of the Placement Agent Warrant. The Placement Agent Shares and the Sub-Warrant Shares have automatically been increased by 75,000 additional shares each, because both Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. exercised their right to purchase the Greenshoe Shares.

12.	On July 1, 2006 CapSource issued 75,000 shares of its common stock to Randolph Pentel in connection with his exercise of a stock purchase warrant at the exercise price of $1.10 per share.
13.	On July 1, 2006 CapSource issued 50,000 shares of its common stock to Patricia and Gary Dolphus in connection with his exercise of a stock purchase warrant at the exercise price of $1.10 per share.
14.

On November 1, 2006, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. both exercised their right to purchase a total of an additional 750,000 shares of our common stock at $.40 per share for $300,000 for 180 days after the effective date of the Purchase Agreements (the “Greenshoe Shares”), and accordingly the number of shares covered by the Warrants has correspondingly increased to a total of 5,750,000 Warrant Shares.

15.

Over time, we have issued warrants to officers, directors and others from time to time, aggregating 3,212,164 shares, at exercise prices between $0.70 and $1.75. Some of the warrants were issued for board participation, some as compensation for services, and some as companion to convertible note offerings. Some of these warrants have been exercised and some have expired. As of December 31, 2006, there are 2,917,164 of these warrants outstanding at exercise prices between $0.70 and $1.75.

The above transactions were made in reliance upon the exemptions from registration provided under Section 4(2) and 4(6) of the Securities Act, and Rules 504, 505 and 506 of Regulation D. The purchasers of such securities acquired the securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear (or will bear upon issuance, in the case of convertible securities) a legend stating that the securities may not be offered, sold or transferred other than pursuant to an effective Registration Statement under the Securities Act, or an exemption from such registration requirements.

Item 27.   Exhibits.

Exhibit No.	Description
*3.1	Articles of Incorporation
*3.1.1	Articles of Amendment to the Articles of Incorporation (Name Change)
*3.1.2	Articles of Amendment to the Articles of Incorporation (Authorized Capital)
*3.2	By-laws
****3.2.1	Amended By-laws
*4.1	Specimen of Common Stock Certificate
***4.2	Registration Rights Agreement between the Company, Randolph M. Pentel, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.3	Voting Agreement and Irrevocable Proxy between the Company, Randolph M. Pentel and Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.4	Warrant granted to Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.5	Warrant granted to Pandora Select Partners L.P. dated May 1, 2006
***4.6	Voting Agreement and Irrevocable Proxy between the Company, Randolph M. Penntel and Pandora Select Partners L.P. dated May 1, 2006
***4.7	Placement Agent Warrant dated May 1, 2006
******4.8	Warrant granted to Randolph M. Pentel dated May 1, 2006
++4.9	Warrant granted to Public Securities, Inc. as Underwriter, dated August 29, 2003
++5.1	Opinion of Rider Bennett, LLP
*10.1	Employment Agreement dated December 10, 2000 Between Company and Fred C. Boethling
++10.1.1	Amendment No. 1 to Employment Agreement between the Company and Fred C. Boethling dated April 21, 2006
*10.2	Employment Agreement dated December 10, 2000 Between Company and Steven E. Reichert
++10.2.1	Amendment No. 1 to Employment Agreement between the Company and Steven E. Reichert dated April 21, 2006
*10.3	Employment Agreement dated December 10, 2000 Between Company and Lynch Grattan
*10.4	CapSource Financial, Inc. 2001 Omnibus Stock Option and Incentive Plan
*10.5	Form of Warrant Agreement
*10.6	Form of Certificate for Common Stock Purchase Warrants
*****10.7	Hyundai Dealer Agreement
*10.10	12% Convertible Promissory Note dated November 6, 2001 in Favor of Steven J. Kutcher as custodian for Anthony J. Kutcher, UTMA
*10.11	12% Convertible Promissory Note dated November 6, 2001 in Favor of Steven J. Kutcher as custodian for Nicole E. Kutcher, UTMA
**10.12	Employment Agreement dated January 9, 2006 Between Company and Steven J. Kutcher
++10.12.1	Amendment No. 1 to Employment Agreement between the Company and Steven J. Kucher April 21, 2006
***10.13	Securities Purchase Agreement between the Company and Whitebox Intermarket Partners L.P. dated May 1, 2006
***10.14	Securities Purchase Agreement between the Company and Pandora Select Partners L.P. dated May 1, 2006
***10.15	Navistar Wholesale Floor Planning Financing Agreement between CapSource Equipment Company, Inc. and Navistar Financial Corporation, effective May 1, 2006
***10.16	Prime Time Asset Purchase Agreement between the Company and Prime Time Equipment, Inc. dated May 1, 2006
++21.1	List of Subsidiaries
++23.1	Consent of Gordon, Hughes and Banks, LLP
++23.2	Consent of BDO Hernández Marrón y Cía, S.C.
+23.3	Consent of Gordon, Hughes and Banks, LLP with respect to the consolidated financial statements of Prime Time Equipment, Inc.
+	Filed herewith
++

Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed October 5, 2006, as amended by the Company’s Amendment No. 1 to Form SB-2 filed January 17, 2007 , as amended by the Company’s Amendment No. 2 to Form SB-2 filed April 20, 2007

*	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed October 7, 2002, as amended by the Company’s Amendment No. 1 to Form SB-2 filed December 9, 2002
**	Incorporated by reference to the Company’s Form 8-K filed January 11, 2006
***	Incorporated by reference to the Company’s Form 8-K filed May 5, 2006

****	Incorporated by reference to the Company’s Form 8-K filed May 26, 2006
*****	Incorporated by reference to the Company’s Form 8-K filed September 8, 2006
******	Incorporated by reference to the Company’s Form 8-K filed originally on May 5, 2006, as amended by Amendment No. 1 filed July 14, 2006, as amended by Amendment No. 2 filed January 17, 2007

Item 28.   Undertakings.

II.	The undersigned small business issuer hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii)	To include any additional or changed material information on the plan of distribution.

(iv)          Pursuant to Item 512(g)(1)(i), each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(v)           Pursuant to Item 512(g)(1)(ii), each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(2)           That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

III.           The undersigned small business issuer hereby undertakes to provide certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser.

IV.           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the provisions summarized in Item 24 above, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Boulder, State of Colorado, on April 25 , 2007.

CAPSOURCE FINANCIAL, INC.

By:	/s/ Fred C. Boethling
Fred C. Boethling, President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement was signed on April 25 , 2007 by the following persons in the capacities stated.

Signature	Title

/s/ Randolph M. Pentel
Randolph M. Pentel	Chairman

/s/ Fred C. Boethling
Fred C. Boethling	President, Chief Executive Officer and Director

/s/ Steven E. Reichert
Steven E. Reichert	Vice President, General Counsel and Director

/s/ Steven J. Kutcher
Steven J. Kutcher	Vice President, Chief Financial Officer and Principal Accounting Officer

/s/ Lynch Grattan
Lynch Grattan	Director

/s/ Wayne Hoovestol
Wayne Hoovestol	Director

/s/ Bruce Nordin
Bruce Nordin	Director

/s/ Scot Malloy
Scot Malloy	Director

CAPSOURCE FINANCIAL, INC.

Form SB-2

Exhibit Index

Exhibit No.	Description
*3.1	Articles of Incorporation
*3.1.1	Articles of Amendment to the Articles of Incorporation (Name Change)
*3.1.2	Articles of Amendment to the Articles of Incorporation (Authorized Capital)
*3.2	By-laws
****3.2.1	Amended By-laws
*4.1	Specimen of Common Stock Certificate
***4.2	Registration Rights Agreement between the Company, Randolph M. Pentel, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.3	Voting Agreement and Irrevocable Proxy between the Company, Randolph M. Pentel and Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.4	Warrant granted to Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.5	Warrant granted to Pandora Select Partners L.P. dated May 1, 2006
***4.6	Voting Agreement and Irrevocable Proxy between the Company, Randolph M. Penntel and Pandora Select Partners L.P. dated May 1, 2006
***4.7	Placement Agent Warrant dated May 1, 2006
******4.8	Warrant granted to Randolph M. Pentel dated May 1, 2006
++4.9	Warrant granted to Public Securities, Inc. as Underwriter, dated August 29, 2003
++5.1	Opinion of Rider Bennett, LLP
*10.1	Employment Agreement dated December 10, 2000 Between Company and Fred C. Boethling
++10.1.1	Amendment No. 1 to Employment Agreement between the Company and Fred C. Boethling dated April 21, 2006
*10.2	Employment Agreement dated December 10, 2000 Between Company and Steven E. Reichert
++10.2.1	Amendment No. 1 to Employment Agreement between the Company and Steven E. Reichert dated April 21, 2006
*10.3	Employment Agreement dated December 10, 2000 Between Company and Lynch Grattan
*10.4	CapSource Financial, Inc. 2001 Omnibus Stock Option and Incentive Plan
*10.5	Form of Warrant Agreement
*10.6	Form of Certificate for Common Stock Purchase Warrants
*****10.7	Hyundai Dealer Agreement
*10.10	12% Convertible Promissory Note dated November 6, 2001 in Favor of Steven J. Kutcher as custodian for Anthony J. Kutcher, UTMA
*10.11	12% Convertible Promissory Note dated November 6, 2001 in Favor of Steven J. Kutcher as custodian for Nicole E. Kutcher, UTMA
**10.12	Employment Agreement dated January 9, 2006 Between Company and Steven J. Kutcher
++10.12.1	Amendment No. 1 to Employment Agreement between the Company and Steven J. Kucher April 21, 2006
***10.13	Securities Purchase Agreement between the Company and Whitebox Intermarket Partners L.P. dated May 1, 2006
***10.14	Securities Purchase Agreement between the Company and Pandora Select Partners L.P. dated May 1, 2006
***10.15	Navistar Wholesale Floor Planning Financing Agreement between CapSource Equipment Company, Inc. and Navistar Financial Corporation, effective May 1, 2006
***10.16	Prime Time Asset Purchase Agreement between the Company and Prime Time Equipment, Inc. dated May 1, 2006
++21.1	List of Subsidiaries
++23.1	Consent of Gordon, Hughes and Banks, LLP
++23.2	Consent of BDO Hernández Marrón y Cía, S.C.
+23.3	Consent of Gordon, Hughes and Banks, LLP with respect to the consolidated financial statements of Prime Time Equipment, Inc.
+	Filed herewith
++

Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed October 5, 2006, as amended by the Company’s Amendment No. 1 to Form SB-2 filed January 17, 2007 , as amended by the Company’s Amendment No. 2 to Form SB-2 filed April 20, 2007

*	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed October 7, 2002, as amended by the Company’s Amendment No. 1 to Form SB-2 filed December 9, 2002
**	Incorporated by reference to the Company’s Form 8-K filed January 11, 2006
***	Incorporated by reference to the Company’s Form 8-K filed May 5, 2006

****	Incorporated by reference to the Company’s Form 8-K filed May 26, 2006
*****	Incorporated by reference to the Company’s Form 8-K filed September 8, 2006
******	Incorporated by reference to the Company’s Form 8-K filed originally on May 5, 2006, as amended by Amendment No. 1 filed July 14, 2006, as amended by Amendment No. 2 filed January 17, 2007